UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 28, 2023
Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39432	84-4946470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1050 Woodward Avenue
Detroit, MI 48226
(Address of principal executive offices) (Zip Code)
(313) 373-7990
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	RKT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.

On August 3, 2023, Rocket Companies, Inc. (the "Company") issued a press release announcing its results for the second quarter ended June 30, 2023, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 2.05    Costs Associated with Exit or Disposal Activities.

On July 28, 2023, the Company committed to a voluntary career transition program that was offered to certain eligible team members. The voluntary career transition program includes a compensation package, healthcare coverage, career transition services, and accelerated vesting of certain equity awards, if applicable. The Company expects to incur a non-recurring charge and make cash payments of $50 to $60 million dollars primarily in the third quarter of 2023, which is the period that the eligible team members accept their offers.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2023, the Board of Directors of the Company appointed Varun Krishna as Chief Executive Officer, effective September 5, 2023 (the “Transition Effective Date”). Mr. Krishna will replace Bill Emerson, who will cease to be the Company’s interim Chief Executive Officer and who will become the Company’s President and Chief Operating Officer on the Transition Effective Date. Mr. Emerson will replace Bob Walters, who has notified the Company of his intent to retire from his roles at the Company, effective on the Transition Effective Date.

The Company entered into an offer letter with Mr. Krishna providing for his employment commencing on the Transition Effective Date, with an annual base salary in the amount of $1.25 million and a target bonus of 150% of his base salary for each calendar year (pro-rated at target for the initial year). Mr. Krishna will also receive a one-time signing bonus of $2.0 million promptly following the Transition Effective Date, which must be repaid if he resigns without good reason or is terminated for cause within the first year after he starts. In addition, during March 2024, Mr. Krishna will be eligible to receive a grant of restricted stock units (“RSUs”) vesting over three years and performance-based RSUs (“PSUs”), in an aggregate number of shares (at target for the PSUs) based on $16.875 million divided by a 30-day average stock price determined on the Transition Effective Date. The RSUs and PSUs will be subject to the terms and conditions of the Company’s Omnibus Incentive Plan and an award agreement. Mr. Krishna’s offer letter also provides eligibility for severance benefits in the event he is terminated without cause, or resigns for good reason (as defined in the offer letter), including (i) a lump sum cash payment equal to two times his salary, (ii) 18 months of health benefits, (iii) 12 months accelerated vesting of time-based RSUs and (iv) pro-rated vesting of PSUs (dependent on actual performance). Mr. Krishna has also entered into an employment agreement with the Company, substantially in the form of the publicly filed Executive Employment Agreement, and prior to the Transition Effective Date, will enter into an indemnification agreement with the Company, substantially in the form of the publicly filed Indemnification Agreement.

The foregoing descriptions of the offer letter and the employment agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to the full text of the offer letter and the employment agreement, copies of which will be filed with the quarterly report on form 10-Q of Rocket Companies, Inc. for the period ending September 30, 2023.

Mr. Krishna, age 41, has been Executive Vice President and General Manager of Intuit Inc.’s Consumer Group since May 2022, previously holding the positions of Senior Vice President and General Manager of Growth Products and Senior Vice President and General Manager of Mint, from February 2022 and January 2020, respectively. He joined Intuit in September 2015 as Vice President of Product for Intuit’s TurboTax business unit and became Senior Vice President of Product for TurboTax and Mint in August 2019. Prior to Intuit, Mr. Krishna held executive positions at PayPal, Groupon, and BetterWorks after spending some of his early career at Microsoft overseeing a variety of product lines and features. Mr. Krishna holds a Bachelor's degree in Computer Engineering from the University of Waterloo in Canada.

Any changes to Mr. Emerson’s compensation for his new role as President and Chief Operating Officer will be determined at a later date.

Item 7.01     Regulation FD.

On August 3, 2023, the Company made available on its website at https://ir.rocketcompanies.com/home/default.aspx supplemental financial information with respect to the results for the second quarter ended June 30, 2023.

The information furnished pursuant to Item 2.02, including Exhibit 99.1, and Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of the Company dated August 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2023

ROCKET COMPANIES, INC.

By:	/s/ Tina V. John
Name:	Tina V. John
Title:	General Counsel and Secretary